EXHIBIT 21.1

List of Subsidiaries of Mid-America Apartment Communities, Inc.

MAA BRIK, LLC
MAA Holdings, LLC
MAA Holdings II, LLC
MAA of Copper Ridge, Inc
MAAC of Duval LP
MAACOD Inc.
Mid-America Apartments LP
Mid-America Apartments of Duval LP
Mid-America Multifamily Fund I, LLC
Mid-America Multifamily Fund II, LLC
Milstead Village at Town Center, LLC
MMFI Greenwood Forest, LLC
MMFII Ansley Village, LLC
MMFII Legacy at Western Oaks, LLC
MMFII Venue at Stonebridge Ranch, LLC
MMFII Verandas at Blairstone
Paddock Club Florence LP
Stone Ranch at Westover Hills, LLC
Woods of Post House LP